EXHIBIT 99.1

Northrim BanCorp, Inc.
Contact:	Joe Schierhorn, Chief Financial Officer (907) 261-3308

NEWS RELEASE

Northrim BanCorp Earnings Per Share Up 25% to $0.30 in 3Q09 from $0.24 in 3Q08

ANCHORAGE, AK—October 21, 2009—Northrim BanCorp, Inc. (NASDAQ: NRIM) today reported that growth in its net interest margin, lower provisions for loan losses, and larger contributions from affiliates contributed to a 26% increase in profits for the third quarter of 2009 as compared to the third quarter a year ago. Net income attributable to Northrim BanCorp in the quarter ended September 30, 2009, increased to $1.9 million, or $0.30 per diluted share, from $1.6 million, or $0.24 per diluted share, in the third quarter of 2008. Year-to-date, profits grew 13% to $5.8 million, or $0.90 per diluted share, compared to $5.1 million, or $0.78 per diluted share, in the first nine months of 2008.

Financial Highlights (at or for the periods ended September 30, 2009, compared to September 30, 2008)

•	Northrim remains well-capitalized with Tier 1 Capital/risk adjusted assets 13.96% at September 30, 2009, up from 13.50% in the immediate prior quarter and 12.81% a year ago. Northrim’s total tangible common equity to total tangible assets at September 30, 2009, was 10.32%, up from 9.42% a year ago. These ratios do not reflect any government investment in Northrim as the company elected not to participate in the Capital Purchase Program sponsored by the U. S. Treasury in 2008.

•	The $154 million investment portfolio, consisting primarily of high quality, short term income producing investments, is managed to provide a balance of yield and liquidity.

•	The net interest margin (NIM) for the third quarter improved to 5.38% up from 5.10% a year ago. Year-to-date, NIM expanded to 5.36% from 5.31% for the first nine months of 2008.

•	Book value per share grew 5% to $17.28 and tangible book value grew 6% to $15.85 per share.

•	Contributions from affiliates boosted other operating income for the first nine months of 2009 by 25% compared to a year ago.

•	Nonperforming assets were $39.0 million, or 3.95% of total assets at September 30, 2009, compared to $31.6 million, or 3.24% of total assets at June 30, 2009, and $33.0 million, or 3.27% of assets a year ago.

•	The allowance for loan losses totaled 2.00% of gross loans at September 30, 2009, compared to 1.93% at June 30, 2009 and 1.94% a year ago.

•	High cost long term borrowings were reduced by more than half as Northrim prepaid $9.9 million of Federal Home Loan Bank (FHLB) advances with an average remaining life of over 8 years during the quarter ended September 30, 2009. The resulting $718,000 prepayment penalty reduced 3Q09 earnings per share by $0.07 and is expected to save as much as $0.05 per share in 2010 and additional amounts in future years.

Capital Adequacy and Liquidity

“We continue to build tangible common equity through profitable operations,” said Marc Langland, Chairman, President and CEO of Northrim BanCorp, Inc. “Our capital ratios exceed the regulatory requirements for well-capitalized institutions, and we are happy to be able to meet these requirements without any investments from the federal government. We continue to maintain high levels of liquidity with 23% of our assets in liquid investments.”

Alaska Economic Update

Alaska’s economy continues to be healthier than the nation as a whole in the areas of employment, housing and state revenues. Alaska employment fell slightly in September, according to the State of Alaska Department of Labor, dropping 0.6% or 2,000 jobs to an estimated 335,000, primarily due to a typical seasonal decline in seafood processing employment. Based on statistics released by the State of Alaska Department of Labor, employment in construction, accommodations, retail trade, and restaurants are all down from the September 2008 levels, with job losses in these industries partially offset by over-the-year gains in health care and government jobs. On a year-to-date basis through September of 2009, Alaska’s total employment level remains unchanged as compared to the same period in 2008.

According to studies conducted by the University of Alaska Institute of Social and Economic Research, natural resources, and oil and gas in particular, continue to provide the majority of Alaska state revenues and indirectly generate more than one-third of the jobs in the state. The state has current reserves of $12 billion and a Permanent Fund of $34 billion based upon information provided by the State of Alaska. The Permanent Fund distributed a dividend of $1,305 to every eligible Alaskan this month, which totaled approximately $850 million and provides a source of added liquidity to the state. These yearly dividends contribute to the overall strong household income in the state.

“Our housing markets also continue to perform better than the rest of the country with stable values and strong affordability,” noted Chris Knudson, Chief Operating Officer. For more information on the Alaska economy, visit www.northrim.com and click on the “About Alaska” tab.

Asset Quality and Balance Sheet Review

Northrim’s total assets increased to $985.7 million at September 30, 2009, from $975.7 million at June 30, 2009. Total assets at the end of the third quarter of 2009 decreased from $1.01 billion a year ago, primarily due to a $32 million decline in construction loans.

The loan portfolio contracted 4% to $674.2 million at the end of September 2009 from $705.2 million a year ago, with a continued decline in construction and commercial loans partially offset by growth in commercial real estate loans. The geographic distribution of the loan portfolio continues to show about 85% of the portfolio consists of loans made to customers located in the greater Anchorage area and 15% in the Fairbanks area.

The loan portfolio remains diversified with commercial loans accounting for 37% of the portfolio and commercial real estate accounting for 44% of the portfolio at September 30, 2009. Construction and land development loans, which account for 12% of the loan portfolio at September 30, 2009, are down 28% to $82.2 million from $113.8 million a year ago, reflecting the maturing of projects funded in past years and the reduction in new projects starts in the past two years.

While nonperforming assets at September 30, 2009, increased by $6 million year-over-year and $7.4 million from the prior quarter, the risk profile of the portfolio improved as a result of the following developments:

•	The projects in the construction and development category, both loans to builders and foreclosed developments in other real estate owned (OREO), are complete and on the market.

•	Sales of OREO continued during the quarter ending September 30, 2009, with 15 properties sold for $2.6 million, generating a $200,000 gain over current book value. Year-to-date through September 30, 2009, 40 OREO properties sold for $7.5 million and generated a $424,000 gain.

•	The increase in nonaccrual loans during the third quarter ending September 30, 2009, reflects the addition of a $9.0 million condominium conversion project in Anchorage. Of the 68 original units, 15 condos have been sold and 48 are rented, providing cash flow for the project.

•	Restructured loans of $3.8 million represent the balance of a troubled debt restructuring of a $4.6 million loan. The borrower is current with payments and the loan is at current market rates.

•	Net charge-offs in the third quarter ending September 30, 2009 totaled $1.1 million, or 0.16% of average loans, down from $2.3 million, or 0.33% of average loans in the second quarter ending June 30, 2009 and $1.9 million, or 0.26% of average loans in the third quarter a year ago.

•	Loans measured for impairment decreased to $52.6 million at September 30, 2009, compared to $67.1 million at June 30, 2009 and $87 million in the third quarter a year ago.

“We continue to move impaired loans through the collections process, and we are confident this proactive approach of our team is working to reduce the costs and risks in this portfolio,” said Joe Beedle, President of Northrim Bank. “Gains from the OREO portfolio continue to support the valuation of our total loan portfolio, and the level of write downs and net charge-offs in the portfolio is moving in the right direction.”

At the end of the third quarter of 2009, nonperforming loans totaled $28.9 million, or 4.28% of total portfolio loans, compared to $20.0 million, or 2.92% of total portfolio loans at June 30, 2009, and $20.7 million, or 2.94% of total portfolio loans a year ago. “The increase in nonperforming loans in the third quarter of this year reflects management’s decision to deal with its problem assets by taking steps to acquire the underlying collateral of loans when borrowers fail to perform,” said Beedle.

Nonperforming assets consist of nonaccrual loans, accruing loans 90 days or more past due, restructured loans, and OREO. Total nonperforming assets were $39.0 million, or 3.95% of total assets at September 30, 2009, compared to $31.6 million, or 3.24% of total assets at June 30, 2009, and $33.0 million, or 3.27% of total assets a year ago. Approximately 63% of the nonperforming assets at September 30, 2009, were for construction and land development projects, 26% were for commercial loans and the remainder was for commercial real estate loans.

The allowance for loan losses was $13.5 million, or 2.00% of total loans at the end of the third quarter of 2009, compared to $13.7 million, or 1.94% of total loans a year ago. Net charge-offs (NCOs) in the third quarter of 2009 were $1.1 million, or 0.16% of average loans, compared to $1.9 million, or 0.26% of average loans in the third quarter of 2008. Year-to-date NCOs totaled $4.3 million or 0.83% of average loans annualized, compared to $3.8 million or 0.71% of average loans annualized in the first nine months of 2008.

Investment securities totaled $154.3 million at the end of the third quarter of 2009, up from $116.3 million a year ago. At September 30, 2009, the portfolio was comprised of 70% U.S. Agency securities, 17% securities of Alaskan municipalities, utilities, or state agencies, 12% corporate bonds, and 1%, or $2 million of stock in the Federal Home Loan Bank of Seattle. “Our investment securities portfolio consists of high-quality, short-term income-producing investments, which support our liquidity requirements,” said Joe Schierhorn, Chief Financial Officer.

Total deposits increased to $837.1 million at September 30, 2009, compared to $819.1 million from the immediate prior quarter and decreased from $854.5 million at September 30, 2008. Noninterest-bearing demand deposits at September 30, 2009, increased 9% and account for 32% of total deposits. Interest bearing demand deposits at September 30, 2009 grew 10% year-over-year reflecting customer preferences for flexibility of demand accounts over both the Alaska CD and money market accounts. The Alaska CD (a flexible certificate of deposit program) and money market balances fell 6% and 24% respectively, from year ago levels. Time deposit balances at September 30, 2009 fell 4% and savings account balances increased 5% compared to a year ago. At the end of the third quarter of 2009, demand deposits accounted for 32% of total deposits, interest-bearing demand accounts were 14%, savings deposits were 7%, money market balances accounted for 15%, the Alaska CD accounted for 13% and time certificates were 19% of total deposits. “With no brokered deposits or ‘hot money’ our deposit base provides a very stable and cost effective funding source,” said Beedle.

Shareholders’ equity increased 6% to $110.0 million, or $17.28 per share, at September 30, 2009, compared to $103.6 million, or $16.40 per share, at September 30, 2008. Tangible book value per share was $15.85 at September 30, 2009, compared to $14.91 a year earlier. Northrim remains well-capitalized with Tier 1 Capital to Risk Adjusted Assets of 13.96% at September 30, 2009.

Review of Operations

Reflecting growth in contributions from affiliates and an increase in net interest income, revenue (net interest income plus other operating income) grew 6% year-over-year to $15.1 million in the third quarter of 2009, compared to $14.3 million in the third quarter a year ago. Year-to-date revenue grew 4% to $45.2 million from $43.2 million in the first nine months of 2008.

Third quarter 2009 net interest income, before the provision for loan losses, grew 6% year-over-year to $11.7 million from $11.1 million in the third quarter of 2008. In the first nine months of 2009, net interest income before provision for loan losses was down slightly to $34.6 million from $34.8 million in the first nine months of 2008.

Northrim’s net interest margin (net interest income as a percentage of average earning assets on a tax equivalent basis) was 5.38% in the third quarter of 2009, compared to 5.10% in the third quarter a year ago. For the first nine months of 2009, Northrim’s net interest margin was 5.36% compared to 5.31% in the like period a year ago. “Our net interest margin continues to be one of the highest in the country, because of our strong core deposit base and solid demand for loans from our business community,” said Beedle. Net recoveries of interest on nonperforming assets contributed 1 basis point to the net interest margin in the third quarter of 2009, compared to net reversals of interest that reduced the net interest margin in the third quarter of 2008 by 7 basis points. Net reversals of interest on nonperforming assets reduced the net interest margin for the nine month period ending September 30, 2009 by 1 basis point, compared to a 7 basis point reduction for the nine month period ending September 30, 2008.

The loan loss provision in the third quarter of 2009 totaled $1.4 million, compared to $2.0 million in the third quarter a year ago. Year-to-date, the provision for loan losses totaled $4.9 million compared to $5.7 million in the first nine months of 2008.

Total other operating income increased 5% for the third quarter of 2009 and 25% year-to-date compared to the same periods a year ago due to contributions from affiliated financial services offerings, particularly from earnings of Northrim’s mortgage and employee benefits affiliates. “We have consciously built a suite of complementary financial services to better serve our customers and attract new business to the bank,” said Langland. “We offer employee benefit insurance products, factoring, mortgage loans and wealth management through a division of the bank and several affiliated businesses in which we have an ownership position. We believe this business model is scalable and contributes nicely to the profitability of our core operations.”

Other operating income grew to $3.4 million in the third quarter of 2009 compared to $3.2 million in the third quarter a year ago. Year-to-date, other operating income grew to $10.6 million from $8.5 million for the first nine months of 2008. Deposit account service charge income was down 6% at $791,000 in the third quarter of 2009 compared to $841,000 for the third quarter a year ago due to fewer overdraft transactions. For the first nine months of the year, service charges on deposit accounts were down 12% to $2.3 million from $2.6 million in the first nine months of 2008.

Purchased receivable income fell 33% to $474,000 in the third quarter of 2009 from $712,000 in the third quarter a year ago. These balances decreased primarily because two purchased receivable customers restructured their businesses which allowed them to pay off their purchased receivable balances at the end of the first quarter and during the third quarter of 2009. Employee benefit plan income grew to $469,000 for the third quarter of 2009 compared to $398,000 for the third quarter of 2008 due to the additional customers utilizing this product line.

Income from Northrim’s mortgage affiliate was $385,000 during the third quarter ending September 30, 2009, a decline from income of $764,000 in the second quarter of this year and up from $210,000 in the third quarter a year ago. While income from Northrim’s mortgage affiliate increased on a year-over-year basis due to continuing refinance demand, this income was down in the third quarter of 2009 as compared to the second quarter due to lower refinance volume on a linked quarter basis.

Operating expenses in the third quarter of 2009 increased 3% on a linked quarter basis and 10% year-over-year. Reflecting the one-time $718,000 prepayment penalty on FHLB advances, third quarter 2009 overhead expenses increased to $10.9 million compared to $10.5 million in the second quarter and $9.9 million in the third quarter a year ago. Year–to-date, noninterest expenses increased 7% to $31.9 million from $29.8 million in the first nine months of 2008.

The efficiency ratio during the third quarter of 2009 was 71.41%, compared to 68.22% in the preceding quarter and 68.58% in the third quarter a year ago. The efficiency ratio, calculated by dividing noninterest expense, excluding intangible asset amortization expense, by net interest income and noninterest income, measures overhead costs as a percentage of total revenues.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, a commercial bank that provides personal and business banking services through locations in Anchorage, Eagle River, Wasilla, and Fairbanks, Alaska, and an asset based lending division in Washington. The bank differentiates itself with a “Customer First Service” philosophy. Affiliated companies include Elliott Cove Capital Management, LLC; Residential Mortgage, LLC; Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC. In June 2009, Northrim Bancorp was added to the Russell 2000 Index, a subset of the Russell 3000 Index. Both indices are widely used by professional money managers as benchmarks for investment strategies.

Income Statement

(Dollars in thousands, except per share data)	Nine Months Ended September 30:		
(Unaudited)			One Year
	2009	2008	% Change
Interest Income:			
Interest and fees on loans	$36,672	$40,900	-10%
Interest on portfolio investments	3,352	4,148	-19%
Interest on overnight investments	122	804	-85%
Total interest income	40,146	45,852	-12%
Interest Expense:			
Interest expense on deposits	4,495	9,824	-54%
Interest expense on borrowings	1,067	1,271	-16%
Total interest expense	5,562	11,095	-50%
Net interest income	34,584	34,757	0%
Provision for loan losses	4,866	5,699	-15%
Net interest income after provision for loan losses	29,718	29,058	2%
Other Operating Income:			
Service charges on deposit accounts	2,269	2,591	-12%
Purchased receivable income	1,706	1,763	-3%
Employee benefit plan income	1,282	1,057	21%
Equity in earnings from mortgage affiliate	1,997	516	287%
Other income	3,338	2,548	31%
Total other operating income	10,592	8,475	25%
Other Operating Expense:			
Salaries and other personnel expense	16,889	15,978	6%
Occupancy, net	2,789	2,538	10%
Equipment expense	887	903	-2%
Insurance Expense	2,266	1,085	109%
OREO expense, including impairment	1,148	1,530	-25%
Professional and outside services	1,061	1,143	-7%
Marketing expense	951	1,172	-19%
Prepayment penalty on FHLB advance repayment	718	-	NA
Intangible asset amortization expense	247	265	-7%
Other expense	4,963	5,164	-4%
Total other operating expense	31,919	29,778	7%
Income before income taxes	8,391	7,755	8%
Provision for income taxes	2,318	2,347	-1%
Net income	6,073	5,408	12%
Less: Net income attributable to the noncontrolling interest	292	271	8%
Net income attributable to Northrim BanCorp	$5,781	$5,137	13%
Basic EPS	$0.91	$0.81	12%
Diluted EPS	$0.90	$0.78	15%
Average basic shares	6,338,757	6,350,166	0%
Average diluted shares	6,406,117	6,545,427	-2%

Balance Sheet

(Dollars in thousands, except per share data)

	September 30, 2009 (Unaudited)	June 30, 2009 (Unaudited)	Three Month % Change	September 30, 2008 (Unaudited)	One Year % Change
Assets:					
Cash and due from banks	$24,979	$23,509	6%	$31,809	-21%
Overnight investments	51,120	43,142	18%	63,266	-19%
Portfolio investments	154,272	136,697	13%	116,319	33%
Loans:					
Commercial loans	249,171	266,227	-6%	277,782	-10%
Commercial real estate	298,828	294,249	2%	263,812	13%
Construction loans	82,160	79,464	3%	113,842	-28%
Consumer loans	46,047	47,266	-3%	51,978	-11%
Other loans	691	248	179%	481	44%
Unearned loan fees	(2,706)	(2,557)	6%	(2,656)	2%
Total portfolio loans	674,191	684,897	-2%	705,239	-4%
Real estate loans for sale	-	3,426	-1%	-	NA
Total loans	674,191	688,323	-2%	705,239	-4%
Allowance for loan losses	(13,452)	(13,187)	2%	(13,656)	-1%
Net loans	660,739	675,136	-2%	691,583	-4%
Purchased receivables, net	8,202	9,822	-16%	15,905	-48%
Premises and equipment, net	28,889	29,171	-1%	30,108	-4%
Goodwill and intangible assets	9,072	9,156	-1%	9,402	-4%
Other real estate owned	10,118	11,576	-13%	12,261	-17%
Other assets	38,301	37,484	2%	38,638	-1%
Total assets	$985,692	$975,693	1%	$1,009,291	-2%
Liabilities:					
Demand deposits	$267,291	$253,118	6%	$244,559	9%
Interest-bearing demand	115,337	112,385	3%	104,521	10%
Savings deposits	62,761	61,331	2%	59,723	5%
Alaska CDs	108,057	104,906	3%	115,010	-6%
Money market deposits	123,239	119,944	3%	162,820	-24%
Time deposits	160,423	167,457	-4%	167,827	-4%
Total deposits	837,108	819,141	2%	854,460	-2%
Borrowings	10,739	20,858	-49%	23,634	-55%
Junior subordinated debentures	18,558	18,558	0%	18,558	0%
Other liabilities	9,356	9,089	3%	9,004	4%
Total liabilities	875,761	867,646	1%	905,656	-3%
Shareholder's Equity:					
Northrim BanCorp shareholders' equity	109,900	108,015	2%	103,591	6%
Noncontrolling interest	31	32	-3%	44	-30%
Total shareholders' equity	109,931	108,047	2%	103,635	6%
Total liabilities and equity	$985,692	$975,693	1%	$1,009,291	-2%

Financial Ratios and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	September 30, 2009	June 30, 2009	September 30, 2008
Asset Quality:			
Nonaccrual loans	$22,432	$18,111	$15,747
Loans 90 days past due	2,625	1,893	4,953
Restructured loans	3,800	-	-
Total nonperforming loans	28,857	20,004	20,700
Other real estate owned	10,118	11,576	12,261
Total nonperforming assets	$38,975	$31,580	$32,961
Nonperforming loans / portfolio loans	4.28%	2.92%	2.94%
Nonperforming assets / assets	3.95%	3.24%	3.27%
Allowance for loan losses / portfolio loans	2.00%	1.93%	1.94%
Allowance / nonperforming loans	46.62%	65.92%	65.97%
Net Loan charge-offs for the quarter	$1,109	$2,295	$1,863
Net Loan charge-offs year-to-date	$4,314	$3,205	$3,778
Net loan charge-offs for the quarter / average loans, quarter	0.16%	0.33%	0.26%
Net loan charge-offs year-to-date / average loans, annualized	0.83%	0.91%	0.71%
Capital Data (At quarter end):			
Book value per share	$17.28	$17.04	$16.40
Tangible book value per share	$15.85	$15.60	$14.91
Tangible Common Equity/Tangible Assets [1]	10.32%	10.23%	9.42%
Tier 1 / Risk Adjusted Assets	13.96%	13.50%	12.81%
Total Capital / Risk Adjusted Assets	15.21%	14.76%	14.06%
Tier 1 /Average Assets	12.29%	12.21%	11.46%
Shares outstanding	6,359,650	6,338,138	6,315,109
Unrealized gain (loss) on AFS securities, net of income taxes	$1,727	$1,406	($121)
Profitability Ratios (For the quarter):			
Net interest margin (tax equivalent)	5.38%	5.48%	5.10%
Efficiency ratio*	71.41%	68.22%	68.58%
Return on average assets	0.79%	0.78%	0.62%
Return on average equity	7.05%	6.96%	5.87%
Profitability Ratios (Year-to-date):			
Net interest margin (tax equivalent)	5.36%	5.34%	5.31%
Efficiency ratio [2]	70.11%	69.45%	68.27%
Return on average assets	0.79%	0.79%	0.70%
Return on average equity	7.15%	7.20%	6.61%

[1] Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets.

[2] The effiiciency ratio is a non-GAAP ratio that is calculated by dividing noninterest expense, exclusive of intangible asset amortization, by the sum of net interest income and noninterest income.

Average Balances

(Dollars in thousands, except per share data)

(Unaudited)

	September 30, 2009	June 30, 2009	Three Month % Change	September 30, 2008	One Year % Change
Average Quarter Balances					
Total Loans	$674,872	$698,242	-3%	$706,661	-4%
Total earning assets	868,459	860,161	1%	872,470	0%
Total assets	972,837	965,478	1%	988,274	-2%
Noninterest-bearing deposits	247,647	243,299	2%	224,290	10%
Interest-bearing deposits	568,754	566,712	0%	592,469	-4%
Total deposits	816,401	810,011	1%	816,759	0%
Shareholders' equity	109,695	108,247	1%	105,115	4%
Average Year-to-date Balances - unaudited					
Loans	$692,788	$701,895	-1%	$705,913	-2%
Total earning assets	868,507	868,532	0%	881,065	-1%
Total assets	976,073	977,717	0%	985,848	-1%
Noninterest-bearing deposits	233,261	225,948	3%	207,551	12%
Interest-bearing deposits	588,105	597,941	-2%	623,600	-6%
Total deposits	821,366	823,889	0%	831,151	-1%
Shareholders' equity	108,157	107,375	1%	103,822	4%

www.northrim.com

Sources include the http://www.iser.uaa.alaska.edu/presentations/LookingAheadAKEconomy.pdf and the State of Alaska Department of Labor.

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectibility of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.